Filed Pursuant to Rule 424(b)(3)
Registration No. 333-216948

Prospectus

$50,000,000
Ordinary Shares
Rights
Warrants
Units

Offered by Camtek Ltd.

6,000,000 Ordinary Shares Offered by the Selling Shareholders Named Herein

We may offer and sell from time to time in one or more offerings our ordinary shares, rights, warrants and units having an aggregate offering price up to $50,000,000 and the selling shareholders may offer and sell up to 6,000,000 ordinary shares.

Each time either we or the selling shareholders offer to sell securities pursuant to this prospectus, we will provide in a supplement to this prospectus the price and any other material terms of any such offering and the securities offered. Any prospectus supplement may also add, update or change information contained in the prospectus. You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus, carefully before you invest in any securities. This prospectus may not be used to offer or sell securities unless accompanied by a prospectus supplement.

Our ordinary shares are traded on the Nasdaq Global Market and Tel Aviv Stock Exchange under the symbol "CAMT."

The closing sale price of our ordinary shares on the Nasdaq Global Market on April 13, 2017 and on the Tel Aviv Stock Exchange on April 13, 2017, was $3.73 per share and $3.68 per share, respectively. The currency in which our stock is traded on the Tel Aviv Stock Exchange is the New Israeli Shekel. The dollar amounts represent a conversion from New Israeli Shekels to dollar amounts in accordance with the dollar - New Israeli Shekel conversion rate as of the date of trade.

Investing in our securities involves a high degree of risk. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and are and will be described in certain of our filings with the Securities and Exchange Commission, as described in "Risk Factors" on page 2.

The securities may be sold directly by us or the selling shareholders to investors, through agents designated from time to time, to or through underwriters or dealers, or through a combination of such methods. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement. We will not receive any of the proceeds from the sale of ordinary shares by the selling shareholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 14, 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a "shelf" registration process. Under this shelf registration process, we may offer from time to time up to $50,000,000 in the aggregate of our ordinary shares, rights, warrants, units or combinations thereof, in one or more offerings and the selling shareholders pledgees, assignees, transferees or other successors in interest may offer from time to time up to 6,000,000 of our ordinary shares. In this prospectus, references to the term "securities" refers collectively to our ordinary shares, rights, warrants and units, and the term "selling shareholder" refers collectively to any selling shareholders who are named in this prospectus or in any prospectus supplement and their pledgees, assignees, transferees or other successors in interest.

Each time we sell securities or a selling shareholder sells ordinary shares, we will provide a prospectus supplement that will describe the securities, the specific amounts, prices and terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully both this prospectus and any prospectus supplement together with additional information described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

This prospectus does not contain all of the information provided in the registration statement that we filed with the Commission. For further information about us or our securities, you should refer to that registration statement, which you can obtain from the Commission as described below under "Where You Can Find More Information and Incorporation of Certain Information by Reference."

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, references to the terms "Camtek," "Company," "we," "our," "us" and similar terms, refer to Camtek Ltd. and our wholly owned subsidiaries on a consolidated basis, unless we state or the context implies otherwise.

ABOUT CAMTEK LTD.

Overview

Camtek provides automated and technologically advanced solutions dedicated to enhancing production processes and increasing yields, enabling and supporting customers' latest technologies in the semiconductor fabrication and packaging industry as well as the printed circuit board and the integrated circuit substrate industries.

Camtek addresses the specific needs of these interconnected industries with dedicated solutions based on a diverse platform of advanced technologies including intelligent imaging and image processing. Camtek's products range from micro-to-nano solutions by applying its technologies to the industries' specific requirements.

We design, develop, manufacture and market products mainly based on our core technology, automated optical inspection, or AOI. In addition, we develop products based on our functional inkjet technology, or FIT.

AOI systems are computerized systems that optically inspect various types of electronic product components for defects caused during the manufacturing process. Our AOI systems are used to enhance both production processes and yields for manufacturers in the semiconductor fabrication and packaging industry as well as the printed circuit board and the integrated circuit substrate industries. Our systems provide our customers with a high level of defect detection ability, are easy to operate and offer high productivity.

Our AOI products incorporate proprietary advanced image processing software and algorithms, as well as advanced electro-optics and precision mechanics. They are designed for easy operation and maintenance. In addition, our AOI systems use technology that enables our customers to address a wide range of inspection and verification needs.

Our products to be based on FIT are intended to provide a high performance, one-step, environment-friendly, more accurate and relatively low-cost process for digital deposition of solder mask in comparison with current, traditional analog process using artwork. In the future, the technology may also be applicable to various other applications in the field of electronic manufacturing. Since August 2016, following our decision to reorganize our mode of operation in connection with this technology, we have ceased supporting our previous line of FIT systems (the Gryphon) and plan to develop a new generation of digital printer, in order to better align the technology to market requirements. If and when available, the new generation of digital printers and the related proprietary technology should enable us to offer to our customers in the printed circuit board industry a broader range of products, while relying on our existing operational, research and development and sales and marketing infrastructure.

Our global direct customer support organization provides responsive, localized pre- and post- sales support for our customers through our wholly-owned subsidiaries.

Corporate Information

Camtek was incorporated under the laws of the State of Israel in 1987. Camtek's principal executive offices are located at Ramat Gavriel Industrial Zone, P.O. Box 544, Migdal Ha' Emek 23150, Israel and our telephone number is +972-4-604-8100. Our website address is http://www.camtek.com. The information on our website is not incorporated by reference into this prospectus and should not be relied upon with respect to this offering.

For a full and comprehensive description of our business, markets and product lines, see our most recent Annual Report on Form 20-F and any updates in our Reports on Form 6-K, to the extent that they are incorporated herein by reference.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, or our 2016 Form 20-F, and in our Reports on Form 6-K filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act and incorporated by reference or disclosed herein, no reportable material changes have occurred since December 31, 2016.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under "Risk Factors" in the applicable prospectus supplement and in our 2016 Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and any accompanying prospectus supplement will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the Commission, will contain forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "may," "will," "could," "should," "expect," "anticipate," "intend," "estimate," "believe," "project," "plan," "assume" or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus and any prospectus supplement regarding our future strategy, future operations, projected financial position, proposed products, estimated future revenues, projected costs, future prospects, the future of our industry and results that might be obtained by pursuing management's current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to certain risks, uncertainties and assumptions that are difficult to predict. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, the date of any prospectus supplement, or, in the case of forward-looking statements incorporated by reference, the date of the filing that includes the statement. Over time, our actual results, performance or achievements may differ from those expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus and supplements to this prospectus under the caption "Risk Factors," as well as in our 2016 Form 20-F, including without limitation under the captions "Risk Factors" and "Operating and Financial Review and Prospects," and in other documents that we may file with the Commission, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may offer and sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $50,000,000. In addition, the selling shareholders may offer and sell up to 6,000,000 ordinary shares from time to time pursuant to this prospectus (as may be detailed in prospectus supplements). The actual per share price of the securities that we or the selling shareholders will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on the basis of generally accepted accounting principles in the United States, our consolidated capitalization and indebtedness as of December 31, 2016. There has been no material change in the Company's capitalization and indebtedness since December 31, 2016:

U.S. Dollars (In thousands)
Short-term borrowings	-
Long-term borrowings	-
Shareholders' equity:
Ordinary shares, NIS 0.01 par value, authorized 100,000,000 shares; issued 37,440,552, outstanding 35,348,176	148

Additional paid-in capital	76,463
Retained earnings (losses)	(1,348)
Total shareholders' equity before treasury stock	75,263
Treasury stock, at cost 2,092,376	(1,898)
Total shareholders' equity	73,365
Total capitalization and indebtedness	105,540

PRICE RANGE OF OUR SHARES

The primary trading market for our ordinary shares is the Nasdaq Global Market, where our ordinary shares are listed and traded under the symbol "CAMT". Our ordinary shares are also listed on the Tel Aviv Stock Exchange, or the TASE, under the symbol "CAMT". The following table sets forth, for the periods indicated, the high and low reported sales prices of our ordinary shares:

	TASE (1)		Nasdaq
	High	Low	High	Low
Annual and Quarterly Market Prices
Fiscal Year Ended December 31, 2011:	4.61	1.71	4.65	1.68
Fiscal Year Ended December 31, 2012:	2.85	1.36	2.77	1.35
Fiscal Year Ended December 31, 2013:	5.45	1.37	5.75	1.34
Fiscal Year Ended December 31, 2014:	5.64	2.80	5.40	2.90
2015:
First Quarter 2015	3.42	2.94	3.34	2.94
Second Quarter 2015	3.51	2.77	3.67	2.75
Third Quarter 2015	2.97	2.47	2.94	2.43
Fourth Quarter 2015	2.69	2.08	2.74	2.12
Fiscal Year Ended December 31, 2015:	3.51	2.08	3.67	2.12
2016:
First Quarter 2016	2.19	1.70	2.15	1.70
Second Quarter 2016	2.16	1.88	2.34	1.81
Third Quarter 2016	2.98	2.10	3.01	2.03
Fourth Quarter 2016	3.23	2.75	3.27	2.82
Fiscal Year Ended December 31, 2016:	3.23	1.70	3.27	1.70
Monthly Market Prices for the Most Recent Six Months:
October-2016	2.99	2.95	3.09	2.90
November-2016	3.04	2.75	3.00	2.84
December-2016	3.23	2.87	3.29	2.83
January-2017	3.38	3.25	3.41	3.24
February -2017	3.97	3.51	3.83	3.53
March -2017	4.02	3.49	4.07	3.53

(1)
The closing prices of our ordinary shares on the TASE have been translated into U.S. dollars, using the daily representative rate of exchange of the NIS to the U.S. dollar, as published by the Bank of Israel for the applicable day of the high/low amount in the specified period.

The closing sale price of our ordinary shares on the Nasdaq Global Market on April 13, 2017 and on the Tel Aviv Stock Exchange on April 13, 2017, was $3.73 per share and $3.68 per share, respectively.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus. Unless otherwise indicated in any accompanying prospectus supplement, we currently intend to use the net proceeds from the sale of the securities offered pursuant to this prospectus for general corporate purposes and working capital requirements. Pending use of the proceeds, we intend to invest the proceeds in portfolios of investment grade corporate and government securities.

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. All proceeds from the sale of such securities will be received by the selling shareholders.

DESCRIPTION OF ORDINARY SHARES

A description of our ordinary shares can be found in our 2016 Form 20-F, which description is incorporated herein by reference.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase any of our securities or any combination thereof. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. We may also appoint a rights agent that may act solely as our agent in connection with the rights that are sold. No such agent will assume any obligation or relationship of agency or trust with any of the holders of the rights. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

·	the title of such rights;

·	the securities for which such rights are exercisable;

·	the exercise price for such rights;

·	the number of such rights issued with respect to each ordinary share;

·	the extent to which such rights are transferable;

·	if applicable, a discussion of the material income tax considerations applicable to the issuance or exercise of such rights;

·	the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

·	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

·	if applicable, the material terms of any standby underwriting or other purchase arrangement, or any agency agreement, that we may enter into in connection with the rights offering; and

·	any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such securities or any combination thereof at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate being properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Any series of warrants may be issued under a separate warrant agreement, which may be entered into between us and a warrant agent specified in a prospectus supplement. Any such warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and any applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

·	the title of the warrants;

·	the aggregate number of the warrants;

·	the number and type of securities purchasable upon exercise of the warrants;

·	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

·	the date, if any, on and after which the warrants and the related securities will be separately transferable;

·	the price at which, and form of consideration for which, each security purchasable upon exercise of the warrants may be purchased;

·	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

·	the minimum or maximum amount of the warrants which may be exercised at any one time;

·	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

·	any other material terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of our ordinary shares, rights, warrants or any combination of such securities. The applicable prospectus supplement will describe:

·
the terms of the units and of the ordinary shares, rights, or warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

·	a description of the terms of any unit agreement governing the units or any arrangement with an agent that may act on our behalf in connection with the unit offering; and

·	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS

This prospectus also relates to periodic offers and sales by the selling shareholders listed below, and their pledgees, assignees, transferees and other successors in interest, of up to 6,000,000 ordinary shares purchased by or transferred to, or that will be purchased by or transferred to, the selling security holders in the transactions described below.

The following table provides information regarding the selling shareholders’ beneficial ownership of our ordinary shares as of March 26, 2017. Beneficial ownership is determined in accordance with the rules of the Commission and includes any ordinary shares as to which a person has sole or shared voting power or investment power and any ordinary shares which the person has the right to acquire within 60 days after March 26, 2017 through the exercise of any option, warrant or right or through the conversion of any convertible security. Except as indicated by footnote, we believe, based on information furnished to us, that each of the selling shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. The percentage of beneficial ownership is based upon 35,348,176 ordinary shares outstanding as of March 26, 2017.

Name of Selling Shareholder	Number of ordinary shares beneficially owned prior to the offering	Ordinary shares offered pursuant to this prospectus	Owned upon completion of this offering (2)	Percentage of ordinary shares owned upon completion of this offering (2)
Priortech Ltd.(1)(3)(4)	16,319,739	6,000,000	10,319,739	29.2%

Meitav Dash Provident Funds and Pension Ltd.(3)(4)	1,650,000	1,650,000	0	0

(1) A majority of the voting equity in Priortech Ltd, or Priortech, is subject to a voting agreement. As a result of this agreement, Messrs. Rafi Amit, Yotam Stern, David Kishon, Zehava Wineberg and Hanoch Feldstien and the estates of Itzhak Krell (deceased) and Haim Langmas (deceased), may be deemed to control Priortech. Priortech's principal executive offices are located at South Industrial Zone, Migdal Ha'Emek 23150, Israel.

(2) We do not know when or in what amounts the selling shareholders may offer ordinary shares for sale. The selling shareholders may sell any or all of the ordinary shares offered by this prospectus. Because the selling shareholders may offer all or some of the ordinary shares pursuant to this offering, we cannot estimate the number of the ordinary shares that will be held by the shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering, (i) none of the ordinary shares owned by any shareholder and covered by this prospectus will be held by that selling shareholder and (ii) none of the shares registered as part of the primary offering covered by this prospectus have been sold.

(3) Priortech has entered into, and may from time to time enter into further, lending agreements, or the Loan Agreements, with Meitav Dash Provident Funds and Pension Ltd., or the Lender, pursuant to which, inter alia, Priotech has pledged the 6,000,000 ordinary shares covered by this prospectus, or the pledged shares, to the Lender as partial security for Priortech's obligations under the Loan Agreements. The pledged shares are held by Reznik Paz Nevo Trusts Ltd., as the escrow agent, or the Escrow Agent, in favor of the Lender (as the lender) and Priortech (as the pledgor). Upon a default or breach by Priortech under the Loan Agreements, the Lender or the Escrow Agent are entitled to acquire beneficial ownership of some or all of the Pledged Shares, may be a selling shareholder hereunder and may sell or cause the sale of the pledged shares. In such event, Priortech's beneficial ownership of the ordinary shares may be reduced by the amount of any such transfer and the Lender's and the Escrow Agent's aggregate beneficial ownership of the ordinary shares would be increased by such amount. The Lender's principal executive offices are located at Champion Towers, 22nd Fl., 30 Sheshet HaYamim Street, Bnei-Brak 5112302 Israel. The Escrow Agent's principal executive offices are located at 14, Yad Harutzim St. Tel-Aviv, Israel 6770007, Israel.

(4) Priortech has granted the Lender a call option to acquire 1,650,000 of the Pledged Shares covered by this prospectus, or the option shares, from Priortech. The option has an exercise price of $2.36 per share and may be exercised commencing on August 1, 2016 and ending August 1, 2021. Upon the Lender's exercise of the option, the Lender will acquire beneficial ownership of the option shares, may be a selling shareholder hereunder and may sell the option shares. In such event, Priortech's beneficial ownership of the ordinary shares would be reduced by the amount of any such transfer and the Lender's beneficial ownership of the ordinary shares would be increased by such amount. Commencing on the 24 month anniversary of the issuance date of the option until the option's expiration on August 1, 2021, the Lender may convert a portion of the option to options to purchase a maximum of 467,500 ordinary shares of Priortech, at a conversion ratio of 1 of our ordinary shares to 0.85 options for ordinary shares of Priortech. The exercise price of the option to purchase Priortech ordinary shares (after conversion) is NIS 20.50 per share (subject to certain adjustments).

Pursuant to and subject to the terms and conditions set forth in the amended and restated registration rights agreement we entered into with Priortech on December 30, 2004, as extended through December 31, 2019, or the Registration Rights Agreement, we agreed, among other things, to register resales of our ordinary shares under the Securities Act. We have also agreed to cause this registration statement to become effective and to keep such registration statement effective within and for the time periods set forth in the Registration Rights Agreement. Under the Loan Agreements, subject to and upon a transfer of beneficial ownership to the Lender as detailed above, Priortech has assigned its rights and obligations (in respect of the Pledged Shares transferred) under the Registration Rights Agreement to the Lender or the purchaser of the Pledged Shares following the foreclosure of the pledge.

We purchase products of, or sell products and services to, companies owned or controlled, directly or indirectly, by Priortech and act jointly with respect to governmental and administrative matters and the purchase from third parties of various products and services, which may create conflicts of interest. In addition, Mr. Rafi Amit serves as our Chairman of the Board of Directors and as our Chief Executive Officer, and, as of March 27, 2017, shall serve as our Chief Executive Officer only.

We will pay all expenses related to this registration, except for certain underwriting discounts or commissions or legal fees of the selling shareholders.

PLAN OF DISTRIBUTION

We, or the selling shareholders, may sell the offered securities on a negotiated or competitive bid basis to or through underwriters or dealers. We, or the selling shareholders, may also sell the securities directly to institutional investors or other purchasers or through agents. We will identify any underwriter, dealer, or agent involved in the offer and sale of the securities, and any applicable commissions, discounts and other terms constituting compensation to such underwriters, dealers or agents, in a prospectus supplement.

We, or the selling shareholders, may distribute our securities from time to time in one or more transactions:

·	at a fixed price or prices, which may be changed;
·	at market prices prevailing at the time of sale;
·	at prices related to such prevailing market prices; or
·	at negotiated prices.

Only underwriters named in the prospectus supplement are underwriters of our securities offered by the prospectus supplement.

If underwriters are used in the sale of our securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless stated otherwise in a prospectus supplement, the obligation of any underwriters to purchase our securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the applicable securities if any are purchased. If a dealer is used in a sale, we may sell our securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. In effecting sales, dealers engaged by us, or the selling shareholders, may arrange for other dealers to participate in the resales.

We, or the selling shareholders, or our or their respective agents may solicit offers to purchase securities from time to time. Unless stated otherwise in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we, or the selling shareholders, may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholders, or others to settle such sales and may use securities received from us, the selling shareholders, or others to close out any related short positions. We, or the selling shareholders, may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in the event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement. The third party in such transactions will be an underwriter or a selling shareholder and will be identified in the applicable prospectus supplement or in a post-effective amendment.

In connection with the sale of our securities, underwriters or agents may receive compensation (in the form of discounts, concessions or commissions) from us, the selling shareholders, or from purchasers of securities for whom they may act as agents. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be "underwriters" as that term is defined in the Securities Act, and any discounts or commissions received by them from us and any profits on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Compensation as to a particular underwriter, dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with a transaction involving our securities. We will identify any such underwriter or agent, and we will describe any such compensation paid, in the related prospectus supplement. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable Financial Industry Regulatory Authority limitations.

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification against and contribution toward payment of certain civil liabilities, including liabilities under the Securities Act.

If stated in a prospectus supplement, we, or the selling shareholders, will authorize agents and underwriters to solicit offers by certain specified institutions or other persons to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specific date in the future. Institutions with whom such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but shall in all cases be subject to our, or the selling shareholders', approval. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The obligations of any purchase under any such contract will be subject to the condition that the purchase of the securities shall not be prohibited at the time of delivery under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

If underwriters or dealers are used in the sale, until the distribution of our securities is completed, Commission rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offering (in other words, if they sell more shares than are set forth on the cover page of the prospectus supplement), the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of any over-allotment option we may grant to the underwriters, as described in the prospectus supplement. In addition, the representatives of the underwriters may impose a penalty bid on certain underwriters. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of our securities, they may reclaim the amount of the selling concession from the underwriters who sold those securities as part of the offering. In general, purchases of a security for the purpose of stabilizing or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have the effect of causing the price of the securities to be higher than it would otherwise be. If commenced, the representatives of the underwriters may discontinue any of the transactions at any time. These transactions may be effected on any exchange on which our securities are traded, in the over-the-counter market, or otherwise.

Certain of the underwriters or agents and their associates may engage in transactions with and perform services for us, our affiliates or the selling shareholders in the ordinary course of their respective businesses.

In addition, the selling shareholders may sell ordinary shares under this prospectus in any of these ways. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We are registering Priortech's ordinary shares to satisfy registration rights that we granted to Priortech pursuant to the Registration Rights Agreement. Under the Loan Agreements, subject to and upon a transfer of beneficial ownership to the Lender as detailed in "Selling Shareholders," Priortech has assigned its rights and obligations (in respect of the Pledged Shares transferred) arising under the Registration Rights Agreement to the Lender, including the right to indemnification described below.

We will indemnify the selling shareholders who are party to the Registration Rights Agreement, including Priortech or the Lender, in connection with any liabilities incurred in connection with this registration statement due to any misstatements or omissions other than information provided by the applicable selling shareholder, and each selling shareholder will indemnify us in connection with any liabilities incurred in connection with this registration statements due to any misstatements or omissions in written statements by the applicable selling shareholder made for the purpose of their inclusion in this registration statement, provided however that in no event will a selling shareholder's liability exceed the gross proceeds from the offering received by that selling shareholder. We will pay all expenses related to this registration, except for certain underwriting discounts or commissions or legal fees.

The selling shareholders may also sell all or a portion of the ordinary shares under Rule 144 under the Securities Act, Section 4(a)(1) under the Securities Act, Section 4(a)(7) under the Securities Act, or Regulation S under the Securities Act, if available, rather than under this prospectus.

The selling shareholders and any other person participating in a distribution of the securities covered by this prospectus will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of securities by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities being offered pursuant to this prospectus to engage in market-making activities with respect to our securities for a period of up to five business days before the distribution.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $29,431 which at the present time include the following categories of expenses:

SEC registration fee	$8,431
Legal fees and expenses	$15,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$1,000
Total	$29,431

In addition, we anticipate incurring additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. Any such additional expenses will be disclosed in a prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Shibolet & Co., Tel Aviv, Israel. Kramer Levin Naftalis & Frankel LLP, New York, New York, is acting as our counsel in connection with United States securities laws.

EXPERTS

The consolidated financial statements of Camtek Ltd. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, are incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Exchange Act. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required to file reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we file with the Commission an Annual Report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also furnish reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year and other material information that we are required to make public in Israel, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders.

You can read and copy any materials we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the Commission Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website that contains information we file electronically with the Commission, which you can access over the Internet at http://www.sec.gov. You may also access the information we file electronically with the Commission through our website at http://www.camtek.co.il. The information contained on, or linked from our website does not form part of this prospectus.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits thereto filed with the Commission. For further information with respect to us and the securities offered hereby, you should refer to the complete registration statement on Form F-3, which may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will update and supersede this information. The documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act until the offering is terminated comprise the incorporated documents:

·	our Annual Report on Form 20-F for the fiscal year ended December 31, 2016;

·	the description of our ordinary shares contained in our Registration Statement on Form F-1, filed July 21, 2000.

·	our Current Report on Form 6-K dated March 23, 2017

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Camtek Ltd., Ramat Gavriel Industrial Zone, P.O. Box 544, Migdal Ha' Emek 23150; +972-4-604-8100, Attention: Moshe Eisenberg, Chief Financial Officer.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon our directors and officers, almost all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because the majority of our assets and investments and all of our directors and almost all of our officers are located outside the United States, any judgment obtained in the United States against us or any of our directors not residing in the United States may not be collectible within the United States. It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. final judgment in a civil matter, including a judgment based upon the civil liability provisions of the U.S. securities laws, and including a judgment for the payment of compensation or damages in a non-civil matter, provided that:

·	the judgment was given by a court which was, according to the laws of the state of the court, competent to give it;

·	the judgment is executory in the state in which it was given;

·	the judgment is no longer appealable;

·	the judgment was not given by a court that is not competent to do so under the rules of private international law applicable in Israel;

·	there has been due process;

·	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy;

·	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

·	an action between the same parties in the same matter is not pending in any Israeli court or tribunal at the time the lawsuit is instituted in the U.S. court.

Even if these conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

PROSPECTUS

April 14, 2017